EXHIBIT 4.1

CONVERTIBLE DEBENTURE UNIT PURCHASE AGREEMENT

FOR

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

Number of Units Offered Hereby: 2,000

Price per Unit $500; Minimum Investment of Fifty Units

Maximum Aggregate Subscription: $1,000,000

Each Unit consists of:

One (1) 10% Convertible Debenture;

Three Thousand (3,000) Shares of the Company’s Common Stock; and

Two Thousand (2,000) Series C Common Stock Purchase Warrants.

Accredited Investors Only

Offering Commencement Date of May 15, 2006

_________________________________________________________________

ALL INFORMATION HEREIN WILL BE TREATED CONFIDENTIALLY

_________________________________________________________________

Purchaser(s)                                           L.J. Tichacek

Number of Debenture Units                  50

   Date Signed                                           4/26/07

CONVERTIBLE DEBENTURE UNIT PURCHASE AGREEMENT

CONVERTIBLE DEBENTURE UNIT PURCHASE AGREEMENT, dated as of May 15, 2006 (this “Agreement”), is entered into by and between Integrated Environmental Technologies, Ltd., a Delaware corporation (the “Company”), and each individual or entity named on an executed counterpart of the signature page hereto (each such signatory is referred to as a “Purchaser”) (each agreement with a Purchaser being deemed a separate and independent agreement between the Company and such Purchaser, except that each Purchaser acknowledges and consents to the rights granted to each other Purchaser under this Agreement).

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration for offers and sales to accredited investors afforded, INTER alia, by Rule 506 under Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and/or Section 4(2) of the 1933 Act;

WHEREAS, each unit to be sold by the Company hereunder consists of: (i) one (1) 10% Convertible Debenture with original principal amount of $500.00; (ii) 3,000 Shares of the Company’s restricted Common Stock; and (iii) 2,000 Series C Warrants to purchase Shares of the Company’s Common Stock at $0.25 per share through December 31, 2008; and

WHEREAS, the Purchaser wishes to lend to the Company, subject to and upon the terms and conditions of this Agreement and acceptance of this Agreement by the Company, the Purchase Price (as defined below), the repayment of which will be represented by 10% Convertible Debentures Series 03-06A of the Company (the “Convertible Debentures”), which Convertible Debentures will be convertible into Shares of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”), upon the terms and subject to the conditions of such Convertible Debentures, together with (i) the Shares of Common Stock (as defined below), and (ii) the Warrants (as defined below) exercisable for the purchase of shares of Common Stock;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF DEBENTURES; CLOSING

1.1           Agreement to Purchase; Purchase Price; The Closing.

(a) Subject to the terms and conditions of this Agreement, the undersigned Purchaser hereby agrees to loan to the Company the principal amount set forth on the Purchaser’s signature page of this Agreement (the “Purchase Price”), out of the aggregate amount being loaned by all Purchasers of US$1,000,000 (the “Aggregate Purchase Price”).  The obligation to repay the loan from the Purchaser shall be evidenced by the Company’s issuance of one or more Convertible Debentures to the Purchaser in such principal amount (the Convertible Debentures issued to the Purchaser, the “Debentures”). Each Debenture (i) shall provide for a Conversion Price (as defined below), which price may be adjusted from time to time as provided for in the Debenture, (ii) shall have the terms and conditions as set forth in the Debenture, and (iii) shall be a general unsecured obligation of the Company.

(b) The loan to be made by the Purchaser and the issuance of the Debentures, the Shares of Common Stock and the Warrants (collectively, the “Purchased Securities”) to the Purchaser are sometimes referred to herein as the purchase and sale of the Securities.

1.2           Form of Debentures.  The Debentures shall be in the form of Exhibit A.

For purposes of this Agreement, “Conversion Price,” “Original Issue Date,” “Conversion Date” “Trading Day” and “Per Share Market Value” shall have the meanings set forth in the Debentures; “Market Price” as at any date shall mean the average Per Share Market Value for the twenty-two (22) Trading Days immediately preceding such date, and “Business Day” shall mean any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of South Carolina are authorized or required by law or other governmental action to close.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1           Representations, Warranties and Agreements of the Company.  The Company hereby makes the following representations and warranties to the Purchasers:

(a)
Organization and Qualification.  The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company has no subsidiaries other than I.E.T., Inc. and others that may be set forth in the Company’s SEC Filings (collectively, the “Subsidiaries”).  Each of the Subsidiaries is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the full power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (x) adversely affect the legality, validity or enforceability of this Agreement, the Debentures or the Warrants, dated the date hereof, between the Company and the Purchaser (this Agreement, the Debentures and the Warrants, the “Transaction Documents”), (y) have a material adverse effect on the results of operations, assets, prospects, or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (z) adversely impair the Company’s ability to perform fully on a timely basis its obligations under any Transaction Document (any of the foregoing, a “Material Adverse Effect”).

(b)
Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company.  Each of the Transaction Documents has been duly executed by the Company and when delivered in accordance with the terms thereof shall constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.  Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective articles of incorporation, bylaws or other charter documents.

(c)
Capitalization.  The Company is authorized to issue Two Hundred Million (200,000,000) shares of common stock and as of February 3, 2006, the Company had Thirty-Five Million One Hundred Ninety-Seven Thousand Seven Hundred Ninety-Three (35,197,793) issued and outstanding shares of common stock.  No shares of Common Stock are entitled to preemptive or similar rights, nor is any holder of the Common Stock entitled to preemptive or similar rights arising out of any agreement or understanding with the Company by virtue of any of the Transaction Documents.  Except as disclosed in the Company’s SEC Filings (available free of charge on the SEC’s website – www.sec.gov), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or, except as a result of the purchase and sale of the Debentures and the Warrants hereunder, securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock.  To the knowledge of the Company, except as specifically disclosed in the Company’s SEC Filings, no Person (as defined below) beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or has the right to acquire by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the Common Stock.  Except as specifically disclosed in the Company’s SEC Filings, there are no agreements or arrangements under which the Company or any Subsidiary is obligated to register the sale or resale of any of their securities under the Securities Act.  A “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(d)
Issuance of Debentures, Shares of Common Stock and the Warrants.  The Debentures, Shares of Common Stock and the Warrants are duly authorized, and, when issued in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of first refusals of any kind (collectively, “Liens”).  The Company has and at all times while the Debentures and the Warrants are outstanding will maintain an adequate reserve of duly authorized shares of Common Stock to enable it to perform its conversion, exercise and other obligations under this Agreement, the Warrants and the Debentures and in no circumstances shall such reserved and available shares of Common Stock be less than the sum of (i) two times the number of shares of Common Stock as would be issuable upon conversion in full of the Debentures, assuming such conversion was effected on the Original Issue Date or the Filing Date, whichever yields a lower Conversion Price, (ii) the number of shares of Common Stock as are issuable as payment of interest on the Debentures, assuming all such interest is permitted to be paid and is paid in shares of Common Stock, and (iii) the number of shares of Common Stock as are issuable upon exercise in full of the Warrants.  The shares of Common Stock issuable upon conversion of the Debentures and upon exercise of the Warrants are referred to herein as the “Underlying Shares,” and the Debentures, the Shares of Common Stock, the Warrants and Underlying Shares are, collectively, the “Securities.”  When issued in accordance with the terms of the Debentures and the Warrants, the Underlying Shares will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens.

(e)
No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s certificate of incorporation, bylaws or other charter documents (each as amended through the date hereof) or (ii) subject to obtaining the consents referred to in Section 2.1(f), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument (evidencing a Company debt or otherwise) to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal, state and foreign securities laws and regulations), or by which any property or asset of the Company is bound or affected, except in the case of each of clauses (ii) and (iii), as could not, individually or in the aggregate, have or result in a Material Adverse Effect.  The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental authority, except for violations which, individually or in the aggregate, do not have a Material Adverse Effect.

(f)
Consents and Approvals.  Except as specifically disclosed, neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other federal, state, local, foreign or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents other than (i) the filing of a registration statement covering the resale of the Underlying Shares by the Purchaser (the “Underlying Securities Registration Statement”) with the Securities and Exchange Commission (the “Commission”), (ii) the application for the listing of the Underlying Shares on or with the Over-the-Counter Bulletin Board and any national securities exchange, market or quotation system on which the Common Stock is hereafter listed for trading, (iii) Blue Sky Securities filings as contemplated by Section 3.5 hereof, (iv) the filing of a Form D with the Commission and (v) other than, in all other cases, where the failure to obtain such consent, waiver, authorization or order, or to give or make such notice or filing, could not have or result in, individually or in the aggregate, a Material Adverse Effect (together with the consents, waivers, authorizations, orders, notices and filings, the “Required Approvals”).

(g)
Litigation; Proceedings.  Except as specifically disclosed in the Company’s SEC Filings, there is no action, suit, notice of violation, proceeding or investigation pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties before or by any court, governmental or administrative agency or regulatory authority (Federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, individually or in the aggregate, have or result in a Material Adverse Effect.

(h)
No Default or Violation.  Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred which has not been waived which, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is in violation of any statute, rule or regulation of any governmental authority, except as could not individually or in the aggregate, have or result in, individually or in the aggregate, a Material Adverse Effect.

(i)
Private Offering.  Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 2.2(b)-(f), the issuance and sale of the Securities to the Purchaser as contemplated hereby is exempt from the registration requirements of the Securities Act.  Neither the Company nor any Person acting on its behalf has taken or will take any action which might subject the offering, issuance or sale of the Securities to the registration requirements of the Securities Act.

(j)	Investment Company. The Company is not, and is not an Affiliate of an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(k)
Certain Fees.  Except for legal fees payable to Stoecklein Law Group and commissions paid to licensed NASD brokers, no fees or commissions will be payable by the Company to any broker, financial advisor, finder, investment banker, or bank with respect to the transactions contemplated hereby.  The Purchaser shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated hereby.  The Company shall indemnify and hold harmless the Purchaser, its respective employees, officers, directors, agents, and partners, and their respective Affiliates (as such term is defined under Rule 405 promulgated under the Securities Act), from and against all claims, losses, damages, costs (including the costs of preparation and attorney’s fees) and expenses suffered in respect of any such claimed or existing fees.

(l)
Solicitation Materials.  The Company has not (i) distributed any offering materials in connection with the offering and sale of the Securities other than the Disclosure Materials and any amendments and supplements thereto or (ii) solicited any offer to buy or sell the Securities by means of any form of general solicitation or advertising.

(m)
Listing and Maintenance Requirements Compliance.  The Company’s common stock is currently approved for trading on the National Association of Securities Dealers, Inc. (“NASD”) Over-the-Counter Bulletin Board (“OTCBB”) under the trading symbol “IEVM.” The Company has no reason to believe that it will not meet the reporting requirements imposed by the NASD in order to continue to trade on the OTCBB.

(n)
Disclosure.  All information relating to or concerning the Company set forth in the Transaction Documents or provided to the Purchasers or their representatives and counsel in connection with the transactions contemplated hereby is true and correct in all material respects and does not fail to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  The Company confirms that it has not provided to the Purchaser or any of its agents or counsel any information that constitutes or might constitute material nonpublic information.  The Company understands and confirms that the Purchaser shall be relying on the foregoing representation in effecting transactions in securities of the Company.

2.2           Representations and Warranties of the Purchaser.  The Purchaser hereby makes the following representations and warranties to the Company.

(a)
Organization; Authority.  If such Purchaser is an entity organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and to carry out its obligations thereunder.  The acquisition of the Securities has been duly authorized by all necessary action on the part of such Purchaser.  This Agreement has been executed and delivered by such Purchaser and constitutes the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

(b)
Investment Intent.  Such Purchaser is acquiring the Securities for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof or interest therein, without prejudice, however, to such Purchaser’s right, subject to the provisions of this Agreement at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act and in compliance with applicable state securities laws or under an exemption from such registration.

(c)
Purchaser Status.  At the time such Purchaser was offered the Securities, it was, at the date hereof, it is, and at the Closing Date, it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(d)
Experience of Purchaser.  Such Purchaser either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.

(e)
Ability of Purchaser to Bear Risk of Investment.  Such Purchaser acknowledges that the Securities are speculative investments and involve a high degree of risk and such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.  No Person has made a representation to such Purchaser as to the future price or value of the Securities, or, except as may be required under the Transaction Documents, that any Person will resell or repurchase the Securities or refund the purchase price of the Securities.

(f)
Access to Information.  Such Purchaser acknowledges receipt of the Disclosure Materials, consisting primarily of the Company’s SEC Filings, and further acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities, and the merits and risks of investing in the Securities, (ii) access to information about the Company and the Company’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information contained in the Disclosure Materials.  Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

(g)
Reliance.  Such Purchaser understands and acknowledges that (i) the Securities to be acquired by it hereunder are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption, depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and such Purchaser hereby consents to such reliance.

The Company acknowledges and agrees that the Purchaser makes no representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 2.2.

ARTICLE III

OTHER AGREEMENTS OF THE PARTIES

3.1           Transfer Restrictions.

(a)  Securities may only be disposed of pursuant to an effective registration statement under the Securities Act, to the Company or pursuant to an available exemption from or in a transaction not subject to the registration requirements thereof.  In connection with any transfer of any Securities other than pursuant to an effective registration statement or to the Company, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act.  Notwithstanding the foregoing, the Company hereby consents to and agrees to register on the books and records of the Company or on the register of any transfer agent for the Securities (i) any transfer of Securities by one Purchaser to another Purchaser, and agrees that no documentation other than executed transfer documents shall be required for any such transfer, and (ii) any transfer by any Purchaser to an Affiliate (as such term is defined under Rule 405 promulgated under the Securities Act) of such Purchaser or to an Affiliate of another Purchaser, or any transfers among any such Affiliates provided the transferee certifies to the Company that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act and that it is acquiring any such Securities in accordance with the representation provided by the original Purchaser in Section 2.2(b).  Any such Purchaser or Affiliate transferee shall have the rights of a Purchaser under this Agreement.

(b)	The Purchaser agrees to the imprinting, so long as is required by this Section 3.1(b), of the following legend on the Securities:

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE] [EXERCISABLE] HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

[FOR DEBENTURES ONLY]  THIS DEBENTURE IS SUBJECT TO CERTAIN RESTRICTIONS ON CONVERSION SET FORTH IN SECTION 3.8 OF A CONVERTIBLE DEBENTURE PURCHASE AGREEMENT, DATED AS OF MAY 15, 2006, BETWEEN INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD. (THE “COMPANY”) AND THE ORIGINAL HOLDER HEREOF.  A COPY OF THAT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

Underlying Shares shall not contain the legend set forth above (or any other legend) if the conversion of Debentures, exercise of the Warrants or other issuances of Underlying Shares as contemplated hereby, as the case may be, occurs at any time while an Underlying Securities Registration Statement is effective under the Securities Act or, in the event there is not an effective Underlying Securities Registration Statement at such time, if in the opinion of counsel to the Company such legend is not required under applicable requirements of the Securities Act.  In the event the legend referenced above is required pursuant to this Section 3.1(b) at the time of the initial issuance of Underlying Shares, the Company agrees that it will provide each Purchaser, upon request, with a certificate or certificates representing Underlying Shares, free from such legend at such time as such legend is no longer required hereunder.  The Company may not make any notation on its records or give instructions to any transfer agent of the Company which enlarge the restrictions of transfer set forth in this Section 3.1(b).

3.2           Acknowledgement of Dilution.  The Company acknowledges that the issuance of Underlying Shares upon (i) conversion of the Debentures and as payment of interest thereon and (ii) exercise of the Warrants, may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions.  The Company further acknowledges that its obligation to issue Underlying Shares in accordance with the terms of the Debentures and the Warrants is unconditional and absolute regardless of the effect of any such dilution.

3.3           Furnishing of Information.  The Company covenants that it will take such action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act.  Upon the request of any such Person, the Company shall deliver to such Person a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.4           Use of Disclosure Materials.  The Company consents to the use of the Disclosure Materials and any information provided by or on behalf of the Company pursuant to Section 3.3, and any amendments and supplements thereto, in connection with resales of the Securities other than pursuant to an effective registration statement.

3.5           Blue Sky Laws.  In accordance with this Agreement, the Company shall qualify the Underlying Shares under the securities or Blue Sky laws of such jurisdictions as the Purchaser may request and shall continue such qualification at all times until the Purchaser notifies the Company in writing that they no longer own Securities; provided, however, that neither the Company nor its Subsidiaries shall be required in connection therewith to qualify as a foreign corporation where they are not now so qualified or to take any action that would subject the Company to general service of process in any such jurisdiction where it is not then so subject.

3.6           Integration.  The Company shall not and shall use its best efforts to ensure that no Affiliate shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the offer, issue or sale of the Securities to the Purchaser.

3.7           Increase in Authorized Shares.  At such time as the Company would be, if a notice of conversion or exercise (as the case may be) were to be delivered on such date, precluded from (a) converting 125% of the full outstanding principal amount of Debentures (and paying any accrued but unpaid interest in respect thereof in shares of Common Stock) that remain unconverted at such date or (b) honoring the exercise in full of the Warrants due to the unavailability of a sufficient number of shares of authorized but unissued or re-acquired Common Stock, the Board of Directors of the Company shall promptly (and in any case within 30 Business Days from such date) prepare and mail to the stockholders of the Company proxy materials requesting authorization to amend the Company’s restated articles of incorporation to increase the number of shares of Common Stock which the Company is authorized to issue to at least such number of shares as reasonably requested by the Purchaser in order to provide for such number of authorized and unissued shares of Common Stock to enable the Company to comply with its conversion, exercise and reservation of shares obligations as set forth in this Agreement, the Debentures and the Warrants.  In connection therewith, the Board of Directors shall (a) adopt proper resolutions authorizing such increase, (b) recommend to and otherwise use its best efforts to promptly and duly obtain stockholder approval to carry out such resolutions (and hold a special meeting of the stockholders no later than the 60th day after delivery of the proxy materials relating to such meeting) and (c) within 5 Business Days of obtaining such stockholder authorization, file an appropriate amendment to the Company’s articles of incorporation to evidence such increase.

3.8           Purchaser Ownership of Common Stock.   The Purchaser agrees not to convert Debentures or exercise its Warrants to the extent such conversion or exercise would result in it beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of the Debentures held by it after application of this Section.  To the extent that the limitation contained in this Section applies, the determination of whether Debentures are convertible (in relation to other securities owned by a Purchaser) and of which portion of the principal amount of such Debentures are convertible shall be in the sole discretion of such Purchaser, and the submission of Debentures for conversion shall be deemed to be such Purchaser’s determination of whether such Debentures are convertible (in relation to other securities owned by a Purchaser) and of which portion of such Debentures are convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.   Nothing contained herein shall be deemed to restrict the right of a Purchaser to convert Debentures at such time as such conversion will not violate the provisions of this Section.  The provisions of this Section may be waived by the Purchaser upon not less than 75 days prior notice to the Company, and the provisions of this Section shall continue to apply until such 75th day (or later, if stated in the notice of waiver).  The provisions of this Section shall not apply upon any conversion pursuant to Section 4(a)(ii) of the Debentures.

3.9           Listing and Reservation of Underlying Shares.  The Company shall maintain a reserve of Common Stock for the issuance upon conversion of Debentures (and for payment of interest thereon) and upon exercise of the Warrants in such amount as to enable the Company to perform its obligations in full under the Transaction Documents, which reserve shall include a number of shares of Common Stock equal to not less than two times the number of shares of Common Stock as would be issuable upon the conversion in full of the Debentures and interest thereon, assuming such conversion occurred on the Original Issue Date (subject to increase as required).

3.10           Conversion Procedures.  Exhibit A-A is the form for the conversion of the Debentures, that shall be rendered to the Company’s transfer agent and such other information and instructions as may be reasonably necessary to enable the Purchaser to exercise its right of conversion smoothly and expeditiously.

3.11           Use of Proceeds.  The Company shall use the net proceeds from the sale of the Securities hereunder for general working capital.

3.12           Notice of Breaches.  Each of the Company and the Purchaser shall give prompt written notice to the other of any breach by it of any representation, warranty or other agreement contained in any Transaction Document, as well as any events or occurrences arising after the date hereof, which would reasonably be likely to cause any representation or warranty or other agreement of such party, as the case may be, contained in the Transaction Document to be incorrect or breached as of such Closing Date.  However, no disclosure by either party pursuant to this Section shall be deemed to cure any breach of any representation, warranty or other agreement contained in any Transaction Document.

Notwithstanding the generality of the foregoing, the Company shall promptly notify the Purchaser of any notice or claim (written or oral) that it receives from any lender of the Company to the effect that the consummation of the transactions contemplated by the Transaction Documents violates or would violate any written agreement or understanding between such lender and the Company, and the Company shall promptly furnish by facsimile to the holders of the Debentures a copy of any written statement in support of or relating to such claim or notice.

3.13           Conversion Obligations of the Company.  The Company shall honor conversions of the Debentures and exercises of the Warrants and shall deliver Underlying Shares in accordance with the respective terms and conditions and time periods set forth in the Debentures and the Warrants.

3.14           Transfer of Intellectual Property Rights.  Except in connection with the sale of all or substantially all of the assets of the Company that are covered under the Debentures, the Company shall not transfer, sell or otherwise dispose of, any Intellectual Property Rights, or allow the Intellectual Property Rights to become subject to any Liens, or fail to renew such Intellectual Property Rights (if renewable and would otherwise expire), without the prior written consent of the Purchaser.

3.15           Certain Securities Laws Disclosures; Publicity.  The Company shall timely file with the Commission a Form D promulgated under the Securities Act as required under Regulation D promulgated under the Securities Act and provide a copy thereof to the Purchasers promptly after the filing thereof.  The Company shall file a Form 8-K disclosing the transactions contemplated hereby within four (4) Business Days after the Closing Date.

3.16           Registration Rights. The Company has agreed to grant each Purchaser “piggy-back” registration rights to be included in the Company’s next registration statement for the registration of shares under the Securities Act of 1933, as amended (excluding registration statements on Form S-8 and underwritten or other registration statements where the financier specifically forbids the piggy-back of Purchasers’ shares).

(a)           Expenses of Registration.  All registration expenses (exclusive of underwriting discounts and commissions) shall be borne by the Company.  The Purchaser shall bear all underwriting discounts, selling commissions, sales concessions and similar expenses applicable to the sale of the Common Stock sold by such Purchaser.

(b)           Registration Procedures. The Company will keep the Purchaser advised as to the initiation of registration and qualification.  At its expense, the Company will furnish such number of prospectuses and other documents incident thereto as the Purchaser or underwriters from time to time may reasonably request.

(c)           Information. The Company may require the Purchaser to furnish such information regarding the distribution of such Common Stock as the Company may from time to time reasonably request and the Company may exclude from such registration the Common Stock of the Purchaser if it unreasonably fails to furnish such information after receiving such request.

(d)  Opinions.  The Company will use its best efforts (if the offering is underwritten) to furnish, at the request of the Purchaser, on the date that Common Stock is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to Purchaser, stating that such registration statement has become effective under the Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Act, (B) the registration statement, the related prospectus, and each amendment or supplement thereof, comply as to form in all material respects with the requirements of the Act (except that such counsel need express no opinion as to financial statements and financial and statistical data contained therein) and (C) to such other effects as may reasonably be requested by counsel for the underwriters or by Purchaser or its counsel, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to Purchaser, stating that they are independent public accountants within the meaning of the Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as such underwriters or holder may reasonably request.

ARTICLE IV

MISCELLANEOUS

4.1           Fees and Expenses.  Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Debentures pursuant hereto.  The Purchaser shall be responsible for its own tax liability that may arise as a result of the investment hereunder or the transactions contemplated by this Agreement.

4.2           Entire Agreement; Amendments.  This Agreement, together with the Exhibits, the Debentures and the Warrants contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

4.3           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:00 p.m. (Eastern Standard time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in the Purchase Agreement later than 6:00 p.m. (Eastern Standard time) on any date and earlier than 11:59 p.m. (Eastern Standard time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

If to the Company:	Integrated Environmental Technologies, Ltd.
 4235 Commerce Street
Little River, South Carolina 29566
Facsimile No.: (843) 390-3900
Attn:  President

With copies to:                                                     Stoecklein Law Group
402 West Broadway
Suite 250
San Diego, California 92101
Facsimile No.: (619) 595-4883
Attn:  Donald J. Stoecklein, Esq.

If to Purchaser:	To the address set forth for such Purchaser’s name on the signature page hereto	or such other address as may be designated in writing hereafter, in the same manner, by such Person.

4.4           Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

4.5           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

4.6           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser.  Except as set forth in Section 3.1(a), a Purchaser may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.  The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement.

4.7           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and permitted assignees under Section 4.6, is not for the benefit of, nor may any provision hereof be enforced by, any other person.

4.8           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of South Carolina without regard to the principles of conflicts of law thereof.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of Little River, South Carolina, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

4.9           Survival.  The representations, warranties, agreements and covenants contained in this Agreement shall survive the Closing and the conversion of the Debentures and exercise of the Warrants.

4.10           Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

4.11           Severability.  In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

4.12           Publicity.  The Company and the Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other parties with prior notice of such public statement.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Purchaser without the prior written consent of the Purchaser, except to the extent required by law, in which case the Company shall provide the Purchaser with prior written notice of such public disclosure.

4.13           Remedies.  Each of the parties to this Agreement acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties hereto agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States of America or any state thereof having jurisdiction over the parties to this Agreement and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

IN WITNESS WHEREOF, with respect to the Purchase Price specified below, each of the undersigned represents that the foregoing statements made by it above are true and correct and that it has caused this Agreement to be duly executed on its behalf (if an entity, by one of its officers thereunto duly authorized) as of the date indicated below.

PURCHASE PRICE: $25,000

Purchaser:

L.J. Tichacek
Printed Name of Purchaser(s)
Date:
By: /s/  L.J. Tichacek
Its: Self

Address:  82 Broadcove Ln.
  Montgomery, TX  77356

Company:

Integrated Environmental Technologies, Ltd.

By: /s/  William E. Prince
                 William E. Prince, President

EXHIBIT A

CONVERTIBLE DEBENTURE

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

THIS DEBENTURE IS SUBJECT TO CERTAIN RESTRICTIONS ON CONVERSION SET FORTH IN SECTION 3.8 OF A CONVERTIBLE DEBENTURE UNIT PURCHASE AGREEMENT, DATED AS OF MAY 15, 2006, BETWEEN INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD. (THE “COMPANY”) AND THE ORIGINAL HOLDER HEREOF.  A COPY OF THAT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

No. ___________ $________

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
10% CONVERTIBLE DEBENTURE DUE JANUARY 2, 2009

THIS DEBENTURE is a duly authorized issued debenture of Integrated Environmental Technologies, Ltd., a corporation organized under the laws of the State of Delaware and having a principal place of business at 4235 Commerce Street Little River, South Carolina 29566 (the “Company”), designated as its 10% Convertible Debentures, due January 2, 2009 (the “Debentures”), in an aggregate principal amount of $1,000,000.

FOR VALUE RECEIVED, the Company promises to pay to __________, or registered assigns (the “Holder”), the principal sum of ______________ ($_______), on or prior to January 2, 2009 or such earlier date as the Debentures are required to be repaid as provided hereunder (the “Maturity Date”) and to pay interest to the Holder on the principal sum at the rate of 10% per annum, payable semi-annually in arrears commencing July 1, 2006, but in no event later than the earlier to occur of a Conversion Date (as defined in Section 4(a)(i)) for such principal amount) or the Maturity Date.  Interest shall accrue daily commencing on the Original Issue Date (as defined in Section 6) until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made.  Interest shall be calculated on the basis of a 365-day year and for the actual number of days elapsed.  Interest hereunder will be paid to the Person (as defined in Section 6) in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Company regarding registration and transfers of the Debentures (the “Debenture Register”).  All overdue, accrued and unpaid interest and other amounts due hereunder shall bear interest at the rate of 12% per annum (to accrue daily) from the date such interest is due hereunder through and including the date of payment.  The principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address of the Holder last appearing on the Debenture Register, except that the principal amount (but not interest) may, at the Company’s option, be paid in shares of Common Stock (as defined in Section 6) calculated based upon the Conversion Price (as defined below) on the date such principal amount is due.  All amounts due hereunder other than such interest shall be paid in cash.  Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of the principal amount if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to pay principal hereunder in shares of Common Stock; or (ii) such shares are not listed or quoted on the National Association of Securities Dealers, Inc. (“NASD”) Over-the-Counter Bulletin Board (“OTCBB”) and any other exchange or market on which the Common Stock is then listed or quoted.

This Debenture is subject to the following additional provisions:

Section 1.  This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same but shall not be issuable in denominations of less than integral multiplies of Five Hundred Dollars ($500.00) unless such amount represents the full principal balance of Debentures outstanding to such Holder.  No service charge will be made for such registration of transfer or exchange.

Section 2.  This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement.  Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 3.                      Events of Default.

(a)           “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)           any default in the payment of the principal of, interest on or liquidated damages in respect of, this Debenture, free of any claim of subordination, as and when the same shall become due and payable (whether on the applicable quarterly interest payment date, a Conversion Date or the Maturity Date or by acceleration or otherwise);
(ii)           the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of, this Debenture or the Purchase Agreement, and such failure or breach shall not have been remedied within 30 days after the date on which notice of such failure or breach shall have been given;

(iii)            the Company or any of its subsidiaries that represent greater than 25% of the Company’s gross sales or assets shall commence, or there shall be commenced against the Company or any such subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary thereof or there is commenced against the Company or any subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Company or any subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company or any subsidiary thereof makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or the Company or any subsidiary thereof shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary thereof for the purpose of affecting any of the foregoing;

(iv)           the Company shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness of the Company in an amount exceeding one hundred thousand dollars ($100,000), whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(v)           the Common Stock shall be dequoted from the NASD OTCBB or any other national securities exchange or market on which such Common Stock is listed for trading or suspended from trading thereon without resuming trading and/or being relisted/requoted (as the case may be) thereon or on the OTCBB, or Nasdaq National Market or having such suspension lifted, as the case may be, within fifteen (15) days;

(vi)           the Company shall be a party to any merger or consolidation pursuant to which the Company shall not be the surviving entity (or, if the Company is the surviving entity, the Company shall issue or sell to another Person, or group thereof, in excess of 50% of the Common Stock) or shall dispose of in excess of 50% of its assets in one or more transactions, or shall redeem more than a de minimis number of shares of Common Stock (other than redemptions of Underlying Shares);

(vii)           an Event (as hereinafter defined) shall not have been cured to the satisfaction of the Holder prior to the expiration of thirty (30) days from the Event Date (as hereinafter defined) relating thereto; or

(viii)           the Company shall fail to deliver certificates to the Holder prior to the 15th day after the Conversion Date pursuant to Section 4(b).

(b)           If any Event of Default occurs and is continuing the full principal amount of this Debenture (and, at the Holder’s option, all other Debentures then held by such Holder), together with interest and other amounts owing in respect thereof, to the date of acceleration, to be, shall become, immediately due and payable in cash.  The aggregate amount payable upon an Event of Default in respect of the Debentures shall be equal to the sum of (i) the Mandatory Prepayment Amount plus (ii) the product of (A) the number of Underlying Shares issued in respect of conversions or as payment of interest hereunder and then held by the Holder and (B) the Per Share Market Value on the date prepayment is demanded or the date the full prepayment price is paid, whichever is greater.  Interest shall accrue on the prepayment amount hereunder from the seventh day after such amount is due (being the date of an Event of Default) through the payment in full thereof at the rate of 12% per annum.  The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 4.                      Principal Conversion.

(a)           This Debenture shall be convertible into shares of Common Stock at the option of the Holder in whole or in part at any time and from time to time after the Original Issue Date.  The number of shares of Common Stock as shall be issuable upon a conversion hereunder shall be determined by dividing the outstanding principal amount of this Debenture by $0.40 (the “Conversion Price”), each as subject to adjustment as provided hereunder.  The Holder shall effect conversions by surrendering the Debentures (or such portions thereof) to be converted, together with the form of conversion notice attached hereto as Exhibit A-A (a “Conversion Notice”) to the Company.  Each Conversion Notice shall specify the principal amount of Debentures to be converted and the date on which such conversion is to be effected, which date may not be prior to the date such Conversion Notice is deemed to have been delivered hereunder (a “Conversion Date”).  If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice is deemed delivered hereunder.  Subject to Section 4(b) hereof and Section 3.8 of the Purchase Agreement, each Conversion Notice, once given, shall be irrevocable.  If the Holder is converting less than all of the principal amount represented by the Debenture(s) tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to such Holder (in the manner and within the time set forth in Section 4(b)) a new Debenture for such principal amount as has not been converted.

(b)           Not later than three Trading Days after the Conversion Date, the Company will deliver or cause to be delivered to the Holder (i) a certificate or certificates which shall bear restrictive legends and trading restrictions (including those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of the Common Stock being acquired upon the conversion of Debentures (subject to reduction pursuant to Section 3.8 of the Purchase Agreement), (ii) Debentures in a principal amount equal to the principal amount of Debentures not converted; (iii) a bank check in the amount of all accrued and unpaid interest (if the Company has elected to pay accrued interest in cash), together with all other amounts then due and payable in accordance with the terms hereof, in respect of Debentures tendered for conversion, and (iv) if the Company has elected and is permitted hereunder to pay accrued interest in shares of the restricted Common Stock, certificates, which shall bear restrictive legends and be subject to trading restrictions, representing such number of shares of the Common Stock as equals such interest divided by the Conversion Price; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon conversion of the principal amount of Debentures until Debentures are delivered for conversion to the Company or the Holder notifies the Company that such Debenture has been mutilated, lost, stolen or destroyed and complies with Section 9 hereof.  If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of the Common Stock to be issued on the Conversion Date on account of accrued but unpaid interest hereunder, are not delivered to or as directed by the Holder by the fourth Trading Day after a Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion (whether subject to a Holder or a Company Conversion Notice), in which event the Company shall immediately return the Debentures tendered for conversion.  If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section, including for purposes hereof, any shares of the Common Stock to be issued on the Conversion Date on account of accrued but unpaid interest hereunder, prior to the fourth Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $100 for each day thereafter until the Company delivers such certificates (such amount shall also be due for each Trading Day after the date that the Holder may rescind such conversion until such date as the Holder shall have received the return of the principal amount of Debentures relating to such rescission).

(c)           (i)           The conversion price (the “Conversion Price”) in effect on any Conversion Date shall be forty cents $0.40.

(ii)           If the Company, at any time while any Debentures are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of the Common Stock, (b) subdivide outstanding shares of the Common Stock into a larger number of shares, (c) combine outstanding shares of the Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of the Common Stock outstanding after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(iii)           In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holder of this Debenture shall have the right thereafter to, at its option, (A) convert the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share exchange, and the Holders of the Debentures shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture could have been converted immediately prior to such reclassification or share exchange would have been entitled or (B) require the Company to prepay, from funds legally available therefor at the time of such prepayment, the aggregate of its outstanding principal amount of Debentures, plus all interest and other amounts due and payable thereon, at a price determined in accordance with Section 3(b).  The entire prepayment price shall be paid in cash.  This provision shall similarly apply to successive reclassifications or share exchanges.

(iv)           All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(iii)           Whenever the Conversion Price is adjusted pursuant to any of Section 4(c), the Company shall promptly mail to each Holder of Debentures a notice setting forth the Initial Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(d)           The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of the Common Stock solely for the purpose of issuance upon conversion of the Debentures and payment of interest on the Debentures, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 4(c)) upon the conversion of the outstanding principal amount of the Debentures and payment of interest hereunder.  The Company covenants that all shares of the Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

(e)           Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time.  If the Company elects not, or is unable, to make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(f)           The issuance of certificates for shares of the Common Stock on conversion of the Debentures shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debentures so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(g)           Any and all notices or other communications or deliveries to be provided by the Holders of the Debentures hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Company, at 4235 Commerce Street, Little River, South Carolina 29566 (facsimile number (843) 390-3900), attention Chief Executive Officer, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of the Debentures at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:00 p.m. (Eastern Standard time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:00 p.m. (Eastern Standard time) on any date and earlier than 11:59 p.m. (Eastern Standard time) on such date, (iii) four days after deposit in the United States mail, (iv) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

Section 5.                      Registration Rights. The Company has agreed to grant each Purchaser “piggy-back” registration rights to be included in the Company’s next registration statement for the registration of shares under the Securities Act of 1933, as amended (excluding registration statements on Form S-8 and underwritten or other registration statements where the financier specifically forbids the piggy-back of Purchasers’ shares).

Section 6.                      Optional Prepayment.

(a)  The Company shall have the right, exercisable at any time from and after July 1, 2006, upon thirty (30) Trading Days prior written notice to the Holders of the Debentures to be prepaid (the “Optional Prepayment Notice”), to prepay, from funds legally available therefor at the time of such prepayment, all or any portion of the outstanding principal amount of the Debentures which have not previously been repaid or for which Conversion Notices have not previously been delivered hereunder, at a price equal to the Optional Prepayment Price (as defined below).  Any such prepayment by the Company shall be in cash and shall be free of any claim of subordination.  The Holders shall have the right to tender, and the Company shall honor, Conversion Notices delivered prior to the expiration of the thirtieth (30th) Trading Day after receipt by the Holders of an Optional Prepayment Notice for such Debentures (such date, the “Optional Prepayment Date”).

(b)  If any portion of the Optional Prepayment Price shall not be paid by the Company by the Optional Prepayment Date, the Optional Prepayment Price shall be increased by 10% per annum (to accrue daily) until paid (which amount shall be paid as liquidated damages and not as a penalty).  In addition, if any portion of the optional Prepayment Price remains unpaid through the expiration of the Optional Prepayment Date, the Holder subject to such prepayment may elect by written notice to the Company to either (i) demand conversion in accordance with the formula and the time period therefor set forth in Section 4 of any portion of the principal amount of Debentures for which the Optional Prepayment Price, plus accrued liquidated damages thereof, has not been paid in full (the “Unpaid Prepayment Principal Amount”), in which event the applicable Per Share Market Value shall be the lower of the Per Share Market Value calculated on the Optional Prepayment Date and the Per Share Market Value as of the Holder’s written demand for conversion, or (ii) invalidate ab initio such optional redemption, notwithstanding anything herein contained to the contrary.  If the Holder elects option (i) above, the Company shall within three (3) Trading Days of such election is deemed delivered hereunder to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Prepayment Amount subject to such conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three Trading Days from receipt of notice of such election, return to the Holder new Debentures for the full Unpaid Prepayment Principal Amount.  If, upon an election under option (i) above, the Company fails to deliver the shares of Common Stock issuable upon conversion of the Unpaid Prepayment Principal Amount within the time period set forth in this Section, the Company shall pay to the Holder in cash, as liquidated damages and not as a penalty, $100 per day until the Company delivers such Common Stock to the Holder.

(c)  The “Optional Prepayment Price” for any Debentures shall be as follows:

(i)
if the Debentures are called from July 1, 2006 through January 1, 2007, the Optional Prepayment Price shall be 105% of the principal amount of the Debentures plus all other amounts, expenses, costs and liquidated damages due in respect of such principal amount;

(ii)
if the Debentures are called from January 2, 2007 through June 30, 2007, the Optional Prepayment Price shall be 104% of the principal amount of the Debentures plus all other amounts, expenses, costs and liquidated damages due in respect of such principal amount;

(iii)
if the Debentures are called from July 1, 2007 through January 1, 2008, the Optional Prepayment Price shall be 103% of the principal amount of the Debentures plus all other amounts, expenses, costs and liquidated damages due in respect of such principal amount; and

(iv)
if the Debentures are called from January 2, 2008 through the Maturity Date, the Optional Prepayment Price shall be 102% of the principal amount of the Debentures plus all other amounts, expenses, costs and liquidated damages due in respect of such principal amount.

(d)  Any Optional Prepayment shall be made directly by the Company in fifty (50) Debenture minimums, with the debentures to call chosen by lottery in a format to be determined solely by the Company’s Board of Directors.

Section 7.                      Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Average Price” on any date means the average Per Share Market Value for the five (5) Trading Days immediately preceding such date.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of South Carolina are authorized or required by law or other government action to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Company’s authorized shares of common stock, $0.001 par value, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Original Issue Date” shall mean the date of the first issuance of any Debentures regardless of the number of transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debenture.

“Per Share Market Value” means on any particular date (a) the closing bid price per share of the Common Stock on such date on the NASD OTCBB, or any other U.S. stock exchange or quotation system on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the NASD OTCBB or any U.S. stock exchange or quotation system, the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority of the aggregate principal amount of Debentures then outstanding; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Purchase Agreement” means the Convertible Debenture Unit Purchase Agreement, dated as of the Original Issue Date, between the Company and the original Holder of Debentures, as amended, modified or supplemented from time to time in accordance with its terms.

“Trading Day” means (a) a day on which the Common Stock is traded on the NASD OTCBB or other U.S. stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the NASD OTCBB or any U.S. stock exchange or market, a day on which the Common Stock is traded on the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

“Underlying Shares” means the shares of Common Stock issuable upon conversion of Debentures or as payment of interest in accordance with the terms hereof.

Section 8.                      Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Debenture is a direct obligation of the Company.  This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.  The Company may only voluntarily prepay the outstanding principal amount on the Debentures in accordance with Section 6 hereof.

Section 9.                      This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

Section 10.                      If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

Section 11.                      This Debenture shall be governed by and construed in accordance with the laws of the State of South Carolina, without giving effect to conflicts of laws thereof.  The Company hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of Little River for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper.  The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under this instrument and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

Section 12.                      Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture.  Any waiver must be in writing.

Section 13.                       If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Section 14.                      Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next calendar month, the preceding Business Day in the appropriate calendar month).

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

By:
      William E. Prince, President

Attest:

By:
   Name:
   Title:

EXHIBIT A-A

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

NOTICE OF CONVERSION
AT THE ELECTION OF THE HOLDER

(To be Executed by the Registered Holder
in order to Convert the Debenture)

The undersigned hereby elects to convert Debenture No. ________ into shares of Common Stock, $0.001 par value (the “Common Stock”), of INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD. (the “Company”) according to the conditions hereof, as of the date written below.  If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion

Principal Amount of Debentures to be Converted

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Signature

Name

Address

EXHIBIT B

FORM OF SERIES C WARRANT

THE SECURITY EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAW, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT OR ANY APPLICABLE STATE SECURITIES LAWS.  AS A CONDITION TO SALE OR OTHER TRANSFER OF THE SECURITY, THE COMPANY MAY, AT ITS OPTION, REQUIRE THE PROPOSED TRANSFEROR HEREOF TO DELIVER TO THE COMPANY AN OPINION OF COUNSEL, WHICH OPINION AND WHICH COUNSEL SHALL BE SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED FOR SUCH PROPOSED SALE OR OTHER TRANSFER.

To Purchase _________ Shares of Common Stock ($0.001 par value)

Warrant Number: ________________

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
Incorporated Under the Laws of Delaware

Warrant

1.  Basic Terms.  This certifies that, for value received, the registered owner is entitled, subject to the terms and conditions of this Warrant, at any time and from time to time, in whole or in part, from the time set forth in Paragraph 3 below until the expiration date, to purchase shares of the Common Stock, par value $0.001 (the “Common Stock”), of Integrated Environmental Technologies, Ltd. (the “Company”) from the Company at the purchase price set forth in Paragraph 2 below, on delivery of this Warrant to the Company with the exercise form duly executed and payment of the purchase price (as further described in Paragraph 6 below) for each share purchased.

Registered Owner:

2.  Purchase Price.  The purchase price per share shall be $0.25.

3.  When Exercisable.  This Warrant shall be exercisable at any time from and after the date of its issuance and shall expire at 11:59 p.m., Little River, South Carolina, Time December 31, 2008 unless terminated sooner under Paragraph 13 of this Warrant.  This Warrant shall expire, become void and be of no further force or effect after the expiration date.
4.  Company’s Covenants as to Common Stock.  Shares deliverable on the exercise of this Warrant shall, at delivery, be fully paid and non-assessable, free from taxes, liens, and charges with respect to their purchase.  The Company shall take any necessary steps to assure that the par value per share of the Common Stock issuable hereunder is at all times equal to or less than the then current Warrant purchase price per share of the Common Stock issuable pursuant to this Warrant.  The Company shall at all times reserve and hold available sufficient shares of Common Stock to satisfy all conversion and purchase rights of all outstanding convertible securities, options, and warrants, including, without limitation, this Warrant.

5.  Method of Exercise.  The purchase rights represented by this Warrant are exercisable at the option of the registered owner in whole at any time, or in part, from time to time, within the period above specified.  In case of the exercise of this Warrant for less than all shares purchasable, the Company shall cancel the Warrant and execute and deliver a new Warrant of like tenor and date for the balance of the shares purchasable.

6.  Payment for Shares. The registered owner shall notify the Company of the number of shares that he desires to purchase and deliver with such notice the cash or a certified bank check payable to the Company for the purchase price of the shares being purchased.

7.  Limited Rights of Owner.  This Warrant does not entitle the owner to any voting rights or other rights as a shareholder of the Company, or to any other rights whatsoever except the rights herein expressed.  No dividends are payable or will accrue on this Warrant or the shares purchasable hereunder until, and except to the extent that, this Warrant is exercised.

8.  Exchange or Other Denominations.  This Warrant is exchangeable, on its surrender by the registered owner to the Company, for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of shares purchasable hereunder in denominations designated by the registered owner at the time of surrender.

9.  Transfer.  Except as otherwise above provided, this Warrant is transferable only on the books of the Company by the registered owner in person or by attorney, on surrender of this Warrant, properly endorsed.

10.  Recognition of Registered Owner.  Prior to due presentment for registration of transfer of this Warrant, the Company may treat the registered owner as the person exclusively entitled to receive notices and otherwise to exercise rights hereunder.

11.  Effect of Stock Split, etc.  If the Company, by stock split, stock dividend, reverse split, reclassification of shares, or otherwise, changes as a whole the outstanding Common Stock into a different number or class of shares, then:  (1) the number and/or class of shares as so changed shall, for the purposes of this Warrant, replace the shares outstanding immediately prior to the change; and (2) the Warrant purchase price in effect, and the number of shares purchasable under this Warrant, immediately prior to the date upon which the change becomes effective, shall be proportionately adjusted (the price to the nearest cent).  Irrespective of any adjustment or change in the Warrant purchase price or the number of shares purchasable under this or any other Warrant of like tenor, the Warrants therefore and thereafter issued may continue to express the Warrant purchase price per share and the number of shares purchasable as the Warrant purchase price per share and the number of share purchasable were expressed in the Warrant when initially issued.

12.  Effect of Merger, etc.  If the Company consolidates with or merges into another corporation, the registered owner shall thereafter be entitled, upon exercise of this Warrant, to purchase, with respect to each share of Common Stock purchasable hereunder immediately before the consolidation or merger becomes effective, the securities or other consideration to which a holder of one share of Common Stock is entitled in the consolidation or merger without any change in or payment in addition to the Warrant purchase price in effect immediately prior to the merger or consolidation.  The Company shall take any necessary steps in connection with a consolidation or merger to assure that all the provisions of this Warrant shall thereafter be applicable, as nearly as reasonably may be, to any securities or other consideration so deliverable on exercise of this Warrant.  The Company shall not consolidate or merge unless, prior to consummation, the successor corporation (if other than the Company) assumes the obligations of this paragraph by written instrument executed and mailed to the registered owner at the address of the owner on the books of the Company.  A sale or lease of all or substantially all the assets of the Company for a consideration (apart from the assumption of obligations) consisting primarily of securities is a consolidation or merger for the foregoing purposes.

13.  Notice of Adjustment.  On the happening of an event requiring an adjustment of the Warrant purchase price or the shares purchasable hereunder, the Company shall forthwith give written notice to the registered owner stating the adjusted Warrant purchase price and the adjusted number and kind of securities or other property purchasable hereunder resulting from the event and setting forth reasonable detail of the method of calculation and the facts upon which the calculation is based.  The Board of Directors of the Company, acting in good faith, shall determine the calculation.

14.  Notice and Effect of Dissolution, etc.  In case a voluntary or involuntary dissolution, liquidation, or winding up of the Company (other than a connection with a consolidation or merger covered by Paragraph 11 above) is at any time proposed, the Company shall give at least 30 days’ prior written notice to the registered owner.  Such notice shall contain:  (1) the date on which the transaction is to take place; (2) the record date (which shall be at least 30 days after the giving of the notice) as of which holders of Common Stock will be entitled to receive distributions as a result of the transaction: (3) a brief description of the transaction; (4) a brief description of the distributions made to holders of Common Stock as a result of the transaction; and (5) an estimate of the fair value of the distributions.  On the date of the transaction, if it actually occurs, this Warrant and all rights hereunder shall terminate.

15.  Registration of Common Stock.  Neither this Warrant nor the shares of Common Stock issuable upon exercise hereof, have been registered under the Securities Act of 1933, as amended.  The initial Holder hereof has delivered to Integrated Environmental Technologies, Ltd. a written statement to the effect that he is purchasing this Warrant for his own account for investment and not with a view to or for sale in connection with any distribution thereof except in conformity with the provisions of the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and applicable state securities laws, and has further agreed that this Warrant may also state that it may not be sold or transferred in the absence of an effective registration statement under the Securities Act of 1933, and applicable state securities laws, or an opinion of counsel which opinion shall be satisfactory to Integrated Environmental Technologies, Ltd. to the effect that there is an exemption therefrom.  In addition, the initial Holder hereto agrees to deliver to Integrated Environmental Technologies, Ltd. a similar written statement with respect to any shares of Common Stock purchased upon the conversion of this Warrant unless such shares have at the time of issuance been registered under the Securities Act of 1933, as amended, and applicable state securities laws.

16.  Method of Giving Notice; Extent Required.  Notices shall be given by first class mail, postage prepaid, addressed to the registered owner at the address of the owner appearing in the records of the Company.

17.  Registration Rights.  The Company has agreed to grant each Purchaser “piggy-back” registration rights to be included in the Company’s next registration statement for the registration of shares under the Securities Act of 1933, as amended (excluding registration statements on Form S-8 and underwritten or other registration statements where the financier specifically forbids the piggy-back of Purchasers’ shares).

18.           Expenses and Procedures.

(A)           Expenses of Registration. All registration expenses (exclusive of underwriting discounts and commissions) shall be borne by the Company.  Each Holder of Warrant Shares shall bear all underwriting discounts, selling commissions, sales concessions and similar expenses applicable to the sale of the Warrant Shares sold by such Holder.

(B)           Registration Procedures. In the case of the registration, qualification or compliance effected by the Company pursuant to Section 17 hereof, the Company will keep the Holders of Warrant Shares advised as to the initiation of registration and qualification.  At its expense, the Company will furnish such number of prospectuses and other documents incident thereto as the Holders or underwriters from time to time may reasonably request.

(C)           Information. The Company may require each seller of Warrant Shares as to which any registration is being effected to furnish such information regarding the distribution of such Warrant Shares as the Company may from time to time reasonably request and the Company may exclude from such registration the Warrant Shares of any seller who unreasonably fails to furnish such information after receiving such request.

(D)           Blue Sky.  The Company will, as expeditiously as possible, use its best efforts to register or qualify the Warrant Shares covered by a registration statement at the expense of the Company in such jurisdictions as the Holders of such Warrant Shares or, in the case of an underwritten public offering, the managing underwriter shall reasonably request at the expense of the Holders of the Warrant Shares being registered provided that the Company shall not be required in connection with any such registration or qualification or as a condition thereto to qualify to do business in any jurisdiction where it is not so qualified or to take any action which would subject it to taxation or service of process in any jurisdiction where it is not otherwise subject to such taxation or service of process.

(E)           Notification of Material Events.  The Company will, as expeditiously as possible, immediately notify each Holder of Warrant Shares under a registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, as expeditiously as possible, amend or supplement such prospectus to eliminate the untrue statement or the omission.

(F)           Opinions.  The Company will use its best efforts (if the offering is underwritten) to furnish, at the request of any Holder of Warrant Shares, on the date that Warrant Shares are delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such Holder, stating that such registration statement has become effective under the Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Act, (B) the registration statement, the related prospectus, and each amendment or supplement thereof, comply as to form in all material respects with the requirements of the Act (except that such counsel need express no opinion as to financial statements and financial and statistical data contained therein) and (C) to such other effects as may reasonably be requested by counsel for the underwriters or by such Holder or its counsel, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to such Holder, stating that they are independent public accountants within the meaning of the Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as such underwriters or Holder may reasonably request.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and delivered by a duly authorized representative as of the __th day of ______, 2006.

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

By:
      William E. Prince, President

Exercise Form

(To be executed by the registered owner to purchase

Common Stock pursuant to the Warrant)

To:           INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
4235 Commerce Street
Little River, South Carolina 29566

The undersigned hereby: (1) irrevocably subscribed for ___________ shares of your Common Stock pursuant to this Warrant, and encloses payment of $_____________ therefor, (2) requests that a certificate for the shares be issued in the name of the undersigned and delivered to the undersigned at the address below; and (3) if such number of shares is not all of the shares purchasable hereunder, that a new Warrant of like tenor for the balance of the remaining shares purchasable hereunder be issued in the name of the undersigned and delivered to the undersigned at the address below.

Date: _____________________

_________________________________________________________
(Please sign exactly as name appears on Warrant

Address:                      _________________________________________________

_________________________________________________

Taxpayer ID No. ___________________________________________

ASSIGNMENT FORM

(To be executed by the registered owner to transfer the Warrant)

For value received the undersigned hereby sells, assigns, and transfers to:

Name ___________________________________________________________

Address _________________________________________________________

_________________________________________________________

This Warrant irrevocably appoints ________________________ attorney (with full power of substitution) to transfer this Warrant on the books of the Company.

Date: ___________________________

________________________________

(Please sign exactly as name appears on Warrant.)

Taxpayer ID No. ___________________

In the presence of _______________________

Signature guaranteed by:

____________________________________